UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ibotta, Inc.
(Name of Registrant as Specified In Its Charter)
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ibotta inc

NOTICE OF

Annual Meeting and Proxy Statement

2025

Letter from our Founder, CEO, President, and Chairman

Dear Ibotta Shareholders:
2024 was a year of significant growth and transformation for Ibotta. After 12 years as a private company, we successfully took the company public in April 2024, representing one of only seven tech IPOs last year.  Our company has come a long way from our early days huddled in the windowless basement of a firehouse in Denver to ringing the bell on the floor of the NYSE.  What began as a popular direct-to-consumer mobile app has evolved into the largest digital promotions network in the U.S., widely adopted throughout the country.  In just two years, we have grown our active redeemer base by over 400%, from 2.9 million to just shy of 15 million.  Over that time period, we have delivered on our mission to Make Every Purchase Rewarding by giving a total of $2.3 billion in cash back and discounts to American consumers.  We have done this in partnership with over 2,600 CPG brands, many of which have steadily increased their investments on our platform since 2012.
Despite our successful track record of attracting CPG investment and retaining our client base, we continued our longstanding commitment to what economist Joseph Schumpeter called “creative destruction” by investing heavily in a set of next generation tools and approaches that we believe will help us unlock even higher levels of investment by our CPG clients in the future.
In terms of financial performance, we grew full-year revenue to $367.3 million, up 15% YoY, and grew non-GAAP revenue by 20%.  Full-year redemption revenue was up 27% YoY to $308.8 million.  We generated net income of $68.7 million, up 80% YoY and representing 19% of revenue.  We grew adjusted EBITDA to $112.2 million, up 35% YoY and representing a 31% adjusted EBITDA margin.  We achieved this primarily due to the growth of our redeemer base, which was up nearly 78% YoY to 14.7 million redeemers.
On that note, 2024 saw us add Family Dollar, AppCard, Schnucks, and Instacart as publishers on the Ibotta Performance Network, building off our foundational relationships with Walmart and Dollar General.  We also secured a partnership with DoorDash, which we announced in January 2025.
Late last year, we announced our new headquarters at 16 Market Square with plans to move in fall 2025, doubling down on our commitment to downtown Denver and enhancing our ability to attract world-class talent to the Mountain West region.
I acknowledge that it has been a bumpy ride for our shareholders since the IPO.  Nonetheless, I’m proud of what our team accomplished in 2024.  The creation of long-term shareholder value depends on a company’s willingness to continue placing bold bets even in the glare of the public markets, its ability to convert the highest percentage of its team’s good ideas into reality, and its relentless pursuit of technological breakthroughs that help clients solve their biggest problems.  By placing the right bets and making sound capital allocation decisions, I firmly believe we will deliver attractive returns for our investors.
As always, I am grateful for your partnership.  I look forward to continuing to grow, innovate, and deliver on our commitments to you.
Yours, with appreciation, as ever,
/s/ Bryan Leach
Bryan
Founder, CEO, President, and Chairman of the Board of Directors

Notice of Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

MEETING DETAILS

Date: May 28, 2025 Time: 9:00 a.m. Mountain Time
Location: www.virtualshareholdermeeting.com/IBTA2025

Dear Shareholders of Ibotta, Inc.:
We cordially invite you to attend the 2025 annual meeting of shareholders of Ibotta, Inc., a Delaware corporation, to be held on May 28, 2025 at 9:00 a.m. Mountain Time (including any adjournments or postponements thereof, Annual Meeting). The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2025, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes:

1.To elect two Class I directors to serve until the 2028 annual meeting of shareholders and until their successors are duly elected and qualified;	2.To ratify the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and	3.To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors has fixed the close of business on March 31, 2025 as the record date for the Annual Meeting. Only shareholders of record at the close of business on March 31, 2025 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The proxy statement and our annual report can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, your proxy card, or in the instructions that accompany your proxy card.
This notice and the accompanying proxy statement are being made available to shareholders on April 11, 2025.
By order of the Board of Directors,
/s/ Bryan Leach
Bryan Leach
Founder, CEO, President, and Chairman of the Board of Directors
Denver, Colorado
April 11, 2025

Ibotta, Inc.	i	2025 Proxy Statement

Table of Contents

General Information	1
What matters am I voting on?	1
How does the Board of Directors recommend I vote on these proposals?	1
How many votes are needed for approval of each proposal?	2
Who is entitled to vote?	2
Are a certain number of shares required to be present at the Annual Meeting?	2
How do I vote?	3
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?	3
Can I change my vote?	3
What do I need to do to attend the Annual Meeting?	4
Why are we holding a meeting virtually?	4
What is the effect of giving a proxy?	4
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	4
How are proxies solicited for the Annual Meeting?	5
Who will count the votes?	5
Where can I find the voting results of the Annual Meeting?	5
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	6
Board of Directors and Corporate Governance	8
Board Skills Matrix	9
Nominees for Director	10
Continuing Directors	11
Director Independence and Controlled Company Exemption	12
Board Leadership Structure and Role of the Lead Independent Director	13
Role of Board in Risk Oversight Process	14
Board Committees	14
Attendance at Board and Shareholder Meetings	17
Voting Structure	17
Considerations in Evaluating Director Nominees	17
Shareholder Nominations and Recommendations to the Board of Directors	18
Communications with the Board of Directors	19
Corporate Governance and Environmental, Social, and Governance Matters	19
Director Compensation	21
PROPOSAL NO. 1 Election of Directors	24
Nominees	24
Vote Required	24
PROPOSAL NO. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	25
Auditor Independence	25
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	26
Vote Required	26

Ibotta, Inc.	ii	2025 Proxy Statement

Ibotta, Inc.	iii	2025 Proxy Statement

Ibotta, Inc.
Proxy Statement for the 2025
Annual Meeting of Shareholders

General Information
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2025 Annual Meeting of shareholders of Ibotta, Inc., a Delaware corporation (we, our, us, the Company, or Ibotta), and any postponements, adjournments, or continuations thereof.
The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2025, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 11, 2025 to all shareholders entitled to notice of and to vote at the Annual Meeting. The proxy materials and our annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
What matters am I voting on?
You are being asked to vote on:
•the election of two Class I directors to serve until the 2028 annual meeting of shareholders and until their successors are duly elected and qualified;
•a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025; and
•any other business as may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of each Class I director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025.

Ibotta, Inc.	1	2025 Proxy Statement

How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director nominee is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of an abstain vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For,” “Against,” or “Abstain” on each of the nominees for election as a director.
•Proposal No. 2: With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025, the affirmative vote of a majority of the voting power of the shares of our common stock cast affirmatively or negatively shall be the act of the shareholders. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on March 31, 2025, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 26,382,120 shares of our Class A common stock outstanding and 3,137,424 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Shareholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock held as of the record date for the Annual Meeting is entitled to one vote on each proposal and each share of Class B common stock held as of the record date for the Annual Meeting is entitled to 20 votes on each proposal.
Registered Shareholders. If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered shareholders as “shareholders of record.”
Street Name Shareholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of shareholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

Ibotta, Inc.	2	2025 Proxy Statement

How do I vote?
If you are a shareholder of record, there are several ways to vote:

Internet
Vote by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 27, 2025 (have your Notice or proxy card in hand when you visit the website);

Phone Vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 27, 2025 (have your Notice or proxy card in hand when you call);

Mail Vote by completing and mailing your proxy card (if you received printed proxy materials); or

Virtual Meeting
Vote by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2025, where you may vote and submit questions during the meeting (please have your Notice or proxy card in hand when you visit the website).

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form, by telephone, or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name shareholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you (and failure to provide instructions on these matters will result in a “broker non-vote”).
Can I change my vote?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card; or
•notifying the Secretary of Ibotta, Inc., in writing, at Ibotta, Inc., 1801 California Street, Suite 400, Denver, Colorado 80202.

Ibotta, Inc.	3	2025 Proxy Statement

You may also change your vote by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name shareholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting, and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/IBTA2025. To participate in the Annual Meeting, you will need the control number included on your Notice. As discussed above, if you are a street name shareholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at approximately 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.
Why are we holding a meeting virtually?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, shareholders from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of shareholders, while also reducing the costs and environmental impact associated with an in-person meeting. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/IBTA2025. Our virtual Annual Meeting will be governed by our rules of conduct which will be posted at www.virtualshareholdermeeting.com/IBTA2025 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at an in-person meeting. Shareholders will be able to submit questions online during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Bryan Leach, our Founder, Chief Executive Officer, President, and Chairman, and David Shapiro, our Chief Legal Officer, have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 11, 2025 to all shareholders entitled to notice of and to vote at the Annual Meeting.
Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the

Ibotta, Inc.	4	2025 Proxy Statement

availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of shareholders.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
Who will count the votes?
A representative of American Election Services, a third party working with Broadridge Financial Solutions, Inc., will serve as the independent inspector of election and, in such capacity, will count and tabulate the votes.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact us at:
Ibotta, Inc.
Attention: Secretary
1801 California Street, Suite 400
Denver, Colorado 80202
(303) 593-1633
Street name shareholders may contact their broker, bank, or other nominee to request information about householding.

Ibotta, Inc.	5	2025 Proxy Statement

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals in writing to our Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2026 annual meeting of shareholders, our Secretary must receive the written proposal at our principal executive offices no later than December 12, 2025. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act) regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals should be addressed to:
Ibotta, Inc.
Attention: Secretary
1801 California Street, Suite 400
Denver, Colorado 80202
(303) 593-1633
Our amended and restated bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8. Our amended and restated bylaws provide that, as set forth in greater detail therein, the only business that may be conducted at an annual meeting of shareholders is business that is (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of our Board of Directors, (iii) properly brought before such annual meeting as may be provided in the certificate of designations for any class or series of preferred stock, or (iv) properly brought before such meeting by a shareholder who (A) is a shareholder of record at the time of giving of the notice contemplated by our amended and restated bylaws; (B) is a shareholder of record on the record date for the determination of shareholders entitled to notice of the annual meeting; (C) is a shareholder of record on the record date for the determination of shareholders entitled to vote at the annual meeting; (D) is a shareholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in our amended and restated bylaws, including delivering timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of shareholders, our Secretary must receive the written notice at our principal executive offices:
•no earlier than 8:00 a.m. Mountain Time on January 28, 2026; and
•no later than 5:00 p.m. Mountain Time on February 27, 2026.
In the event that we hold the 2026 annual meeting of shareholders more than 25 days from the one-year anniversary of the Annual Meeting, a notice of a shareholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Mountain Time on the 120th day prior to the day of the 2026 annual meeting of shareholders and no later than 5:00 p.m. Mountain Time on the later of (i) the 90th day prior to the day of the 2026 annual meeting of shareholders or (ii) if the first public announcement of the date of the 2026 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2026 annual meeting of shareholders is first made by us.
Unless otherwise required by law, if a shareholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of shareholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Ibotta, Inc.	6	2025 Proxy Statement

Nomination or Recommendation of Director Candidates
Our amended and restated bylaws permit shareholders to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our amended and restated bylaws. Shareholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to the nomination of directors by shareholders. In addition, the notice of nomination must comply with Rule 14a-19 under the Exchange Act. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our amended and restated bylaws as described above. In addition, the shareholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under the section titled “Shareholder Proposals” for shareholder proposals that are not intended to be included in a proxy statement.
Shareholders may also recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending shareholder’s ownership of the Company’s capital stock, and should be directed to our Secretary at the address set forth above. For additional information regarding shareholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Shareholder Nominations and Recommendations to the Board of Directors.”
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Ibotta, Inc.	7	2025 Proxy Statement

Board of Directors and Corporate Governance
Our business affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven directors, five of whom qualify as “independent” under the corporate governance requirements of the New York Stock Exchange. Valarie Sheppard also qualified as “independent” under the corporate governance requirements of the New York Stock Exchange until the Company appointed her as Interim Chief Financial Officer on March 14, 2025.
We have a classified Board of Directors, consisting of two classes with two directors each and one class with three directors, each serving staggered three-year terms.
Our Board of Directors welcomes a range of different viewpoints and perspectives in the boardroom. Our Board of Directors is comprised of two female directors, four male directors, and one undisclosed director. In terms of tenure on our Board of Directors, our directors have varied experiences: one director has served for 0-2 years, two directors have served for 3-8 years, and four directors have served over 9 years. Our Board of Directors is comprised of one African American director, one Asian director, four white directors, and one undisclosed director.
The following table sets forth, as of April 11, 2025, the names, ages, and certain other information for each of our directors.

Director	Class	Committee(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Directors with Terms Expiring at the Annual Meeting/Nominees

Amanda Baldwin, Age 46 Director	I	CC*	2021	2025	2028
Thomas D. Lehrman, Age 52 Director	I	AC^, CC	2015	2025	2028

Continuing Directors

Bryan Leach, Age 47 Founder, Chief Executive Officer, President, and Chairman	III		2011	2027	N/A
Stephen Bailey, Age 45 Director	III	AC, CC	2024	2027	N/A
Amit N. Doshi, Age 47 Lead Independent Director	II	AC^*, NCGC*	2011	2026	N/A
Valarie Sheppard, Age 61 Director and Interim Chief Financial Officer	III		2021	2027	N/A
Larry W. Sonsini, Age 84 Director	II	NCGC	2014	2026	N/A
*Chair; ^ Financial Expert; AC = Audit Committee; CC = Compensation Committee; NCGC = Nominating and Corporate Governance Committee

Ibotta, Inc.	8	2025 Proxy Statement

Board Skills Matrix
Our Board of Directors and the Nominating and Corporate Governance Committee believe the skills, experience, and diversity of backgrounds of our directors provide us with a diverse range of perspectives to provide effective oversight, address our evolving needs, and represent the best interests of our shareholders.

Key Skills / Board Members	Bryan Leach	Stephen Bailey	Amanda Baldwin	Amit N. Doshi	Thomas D. Lehrman	Valarie Sheppard	Larry W. Sonsini

CEO Experience	•	•	•	•	•		•

Operational Expertise	•	•	•	•	•	•	•

Marketing & Digital Media	•	•	•

Product & AdTech	•	•	•

Public Company	•	•	•			•	•

Cybersecurity		•

Financial & Accounting	•	•	•	•	•	•	•

Risk Management & Corporate Governance	•	•		•		•	•

Legal & Regulatory	•	•		•	•		•

Data Privacy		•

Human Capital & Talent Development	•	•	•	•	•	•	•

Ibotta, Inc.	9	2025 Proxy Statement

Nominees for Director

Amanda Baldwin Director Age: 46 Director Since: 2021 Committees: Compensation (Chair)
Ms. Baldwin has served as a member of our Board of Directors since August 2021.
Since December 2023, Ms. Baldwin has served as the Chief Executive Officer of Olaplex Holdings, Inc., (NASDAQ: OLPX), a science-enabled haircare company. Prior to joining Olaplex, Ms. Baldwin served as Chief Executive Officer of Supergoop LLC from August 2016 to November 2023. Prior to joining Supergoop LLC, she served as a Senior Vice President at L Catterton, a global consumer-focused investment fund, collaborating with management teams across the portfolio with a particular focus on the beauty sector. She previously led the omnichannel marketing strategy of Dior Beauty North America at Louis Vuitton Moet Hennessy (LVMH) and held several positions at Clinique, a part of The Estée Lauder Companies. Ms. Baldwin currently serves on the Board of Directors of Olaplex and KIPP NYC, a charter school network. Ms. Baldwin holds an M.B.A. from the University of Pennsylvania Wharton School and an A.B. from Harvard University.
Qualifications
Ms. Baldwin was selected to serve on our Board of Directors because of her marketing and management expertise.

Thomas D. Lehrman Director Age: 52 Director Since: 2015 Committees: Audit, Compensation
Mr. Lehrman has served as a member of our Board of Directors since March 2015.
Mr. Lehrman has been the Managing Partner of Teamworthy Ventures, a venture investment firm, since January 2015. Mr. Lehrman also has served as Co-Founder and director of Gerson Lehrman Group, a research and information services company, since June 1998, and served as its Co-CEO from June 1998 to August 2001. Mr. Lehrman also worked as an Office Director in the International Security and Nonproliferation Bureau at the U.S. State Department from 2006 to 2007 and started his investing career as a financial analyst at Tiger Management from 1995 to 1997. He holds a B.A. in History from Duke University and a J.D. from Yale Law School.
Qualifications
Mr. Lehrman was selected to serve on our Board of Directors because of his management experience and experience in investing and finance.

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Continuing Directors
Bryan Leach, Founder, Chief Executive Officer, President, and Chairman. Mr. Leach founded Ibotta in 2011, when he realized the need for a more innovative approach to connecting CPG brands, retailers, and consumers through technology. Today, the Company runs a leading digital promotions network in the CPG industry, called the Ibotta Performance Network (IPN). Ibotta also operates a popular direct-to-consumer cash back app, which has garnered over 50 million registered users. Since inception, the Company has credited over $2.3 billion in cash back and discounts, which has helped consumers pay for life’s necessities. Mr. Leach is a frequent commentator on digital and performance marketing. He has been recognized as a Top 10 CEO in the United States (for small/medium size businesses) by Glassdoor.com, CEO of the Year by ColoradoBiz magazine, and EY Entrepreneur of the Year for the Rocky Mountain Region.
Prior to Ibotta, Mr. Leach was a partner at Bartlit Beck LLP, a leading law firm, and served as a law clerk for Justice David Souter at the U.S. Supreme Court and Judge José Cabranes at the U.S. Court of Appeals for the Second Circuit. Mr. Leach holds an A.B. degree in Social Studies from Harvard College, a Masters of Philosophy degree in Economic and Social History from Oxford University (where he was a British Marshall Scholar) and a J.D. from Yale Law School. He has climbed to the summit of Colorado’s 58 tallest mountains, each over 14,000 feet in elevation.
We believe that, as the Founder of the Company, Mr. Leach’s knowledge of the Company, experience building and leading the Company, and perspective as the Company’s Chief Executive Officer and President qualify him to serve on our Board of Directors.
Stephen Bailey, Director. Mr. Bailey joined our Board of Directors in February 2024. Mr. Bailey has served as Founder and Chief Executive Officer of ExecOnline, Inc., a leading provider of B2B leadership development solutions, since 2011. Prior to that, he served as Chief Executive Officer and Chief Product Officer of Frontier Strategy Group, LLC, a software and information services business, from January 2006 to May 2011. Before joining Frontier Strategy Group, Mr. Bailey was an associate in the venture capital and private equity group of WilmerHale. Since June 2020, Mr. Bailey has served on the Board of Directors and Audit Committee of Match Group, Inc., a digital technology company designed to help people make connections. Mr. Bailey earned a J.D. from Yale Law School and a B.A. from Emory University.
We believe that Mr. Bailey is qualified to serve on our Board of Directors because of his extensive management experience and experience with technology companies.
Amit N. Doshi, Lead Independent Director. Mr. Doshi joined our Board of Directors in December 2011. Since 2012, Mr. Doshi has been the Managing Partner and Portfolio Manager at Harbor Spring Capital, LLC, an investment firm which he founded. From 2008 to 2012, he was a Managing Director at Tiger Global Management, LLC, an investment firm. From 2002 to 2004, he was an Associate at Madison Dearborn Partners, an investment firm. From 2000 to 2002, he was an Analyst at Goldman Sachs, an investment banking firm. Mr. Doshi holds a Bachelor’s degree in Economics, a Master of Business Administration, and a J.D. from Harvard University.
We believe Mr. Doshi’s background in management positions, investments, and finance qualifies him to serve on our Board of Directors.
Valarie Sheppard, Director and Interim Chief Financial Officer. Ms. Sheppard has served as our Interim Chief Financial Officer since March 2025 and as a member of our Board of Directors since August 2021. Ms. Sheppard worked at Procter & Gamble (P&G) as Treasurer, Controller, and Executive Vice President Company Transition Leader from April 2019 until she retired from P&G in March 2021.  Previously, she served as P&G’s Senior Vice President, Treasurer, and Comptroller from October 2013 to April 2019, and in various other roles since July 1986.  Ms. Sheppard led P&G’s Corporate Finance, Accounting, and Treasury team, responsible for the external financial reporting, financial planning, global business development, and treasury operations for company businesses and operations in over 70 countries, with annual sales of more than $65 billion. She also led the global implementation of P&G’s new organization design, P&G’s most significant restructuring initiative

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in 25 years. She has been a board member of McCormick & Company, Inc., a global leader in flavor, seasonings, and spices, since June 2024, and KDC-One, a package design and manufacturing solutions provider, since April 2021. Ms. Sheppard holds a Bachelor’s degree in Accounting and a Master’s degree in Industrial Administration from Purdue University.
We believe Ms. Sheppard’s extensive finance and management experience qualifies her to serve on our Board of Directors.
Larry W. Sonsini, Director. Mr. Sonsini joined our Board of Directors in October 2014. Mr. Sonsini is a Senior and Founding Partner of Wilson Sonsini Goodrich & Rosati, P.C. where he has practiced since 1966 and served as Chief Executive Officer and Chairman for more than 35 years. Mr. Sonsini received an A.B. degree in Political Science and a J.D. from the University of California at Berkeley.
We believe Mr. Sonsini’s extensive legal experience advising public companies and, in particular, other technology companies, as a former member of the New York Stock Exchange Board of Directors, and his experience serving on public company boards qualify him to serve on our Board of Directors.
Director Independence and Controlled Company Exemption
Under the New York Stock Exchange corporate governance requirements, independent directors must comprise a majority of a listed company’s board of directors. In addition, the New York Stock Exchange rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Under New York Stock Exchange rules, a director will not qualify as an “independent director” unless the board of directors affirmatively determines that the director has no material relationship with the listed company.
Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our Board of Directors has determined that each of Amanda Baldwin, Stephen Bailey, Amit N. Doshi, Thomas D. Lehrman, and Larry W. Sonsini do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our Board of Directors considered the nature and extent of any current and prior commercial, business, investment, and social relationship between each non-employee director, our Chief Executive Officer, and the Company, along with all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships, Related-Party, and Other Transactions” below.
All shares of our Class B common stock are beneficially held by Mr. Leach and entities affiliated with Mr. Leach, who collectively hold a majority of the voting power of our outstanding common stock. As a result, we are considered a “controlled company” within the meaning of the listing standards of the New York Stock Exchange. Under these listing standards, a company in which over 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain listing standards of the New York Stock Exchange regarding corporate governance including the requirements:
•that a majority of the board of directors consist of independent directors;
•that the compensation committee, nominating and corporate governance committee, and audit committee be comprised entirely of independent members; and
•to make the charters for each of the compensation committee and nominating and corporate governance committee available on the company’s website.

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Although we qualify as a “controlled company,” we do not currently rely on the exemption and intend to fully comply with all corporate governance requirements under the listing standards of the New York Stock Exchange. The above requirements would not apply to us if, in the future, we choose to avail ourselves of the “controlled company” exemption.
Subject to limited exceptions, our “controlled company” status will generally preclude our shareholders’ ability to influence the outcome of matters submitted to our shareholders for approval, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws (where adopted by shareholders), and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions.
Board Leadership Structure and Role of the Lead Independent Director
Mr. Leach currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer and President. As our Founder, Chief Executive Officer, and President, Mr. Leach is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our Board of Directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the Chairman of our Board of Directors is not independent. Because Mr. Leach is our Chief Executive Officer, President, and Chairman, and is not an “independent” director as defined in the New York Stock Exchange’s corporate governance requirements, our Board of Directors has determined that it is advisable and in the best interests of shareholders to have a lead independent director to, among other things, preside over meetings of the independent directors and report to our Chief Executive Officer regarding feedback from executive sessions. Our lead independent director presides over meetings of our independent directors, serves as a liaison between Mr. Leach and our independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Ms. Sheppard served as our lead independent director until March 14, 2025, when she was appointed as our Interim Chief Financial Officer. Mr. Doshi currently serves as our lead independent director. Our Board of Directors believes that Mr. Doshi’s extensive management experience and background in investments and finance, including as Managing Partner and Portfolio Manager at Harbor Spring Capital, LLC and as a Managing Director at Tiger Global Management, LLC, positions him to provide valuable management and financial expertise that helps ensure strong and independent oversight and effective collaboration among our directors.
Our independent directors meet regularly in executive sessions without employee directors or management present following our regularly scheduled meetings and as needed in between scheduled meetings. These executive sessions are generally chaired by our lead independent director and include discussions and recommendations regarding guidance to be provided to our Chief Executive Officer and such topics as the independent directors may determine.
As a result of the Board of Directors committee structure and the existence of a majority of independent directors, the Board of Directors believes it maintains effective oversight of our business operations, including independent oversight of our management, management’s performance, financial statements, executive compensation, selection of director candidates, human capital and organizational health, and environmental, social, and governance matters and programs. We believe that the leadership structure of our Board of Directors, including Mr. Doshi’s role as lead independent director, is appropriate and enhances our Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our shareholders as well as the accountability of management, while Mr. Leach’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to shareholders.

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Role of Board in Risk Oversight Process
Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks including strategic risks, cybersecurity risks, legal and compliance risks, credit risks, liquidity risks, and operational risks. Consistent with this approach, our Board of Directors regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular meeting of our Board of Directors. Our Board of Directors also receives regular reports on all significant committee activities and evaluates the risks inherent in significant transactions.
In addition, our Board of Directors has tasked designated standing committees with oversight of certain categories of risk management. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters, internal controls over financial reporting and disclosure controls and procedures, and legal and regulatory requirements. Our Audit Committee also, among other things, discusses with management, the internal auditors, and the independent auditor guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. The Audit Committee further oversees our initiatives related to cybersecurity, including our Information Security program. Our Information Security program includes our initiatives designed to assess, identify, and manage cybersecurity risks (including risks related to our third-party vendors) and also includes periodic risk assessments, third-party penetration tests, and third-party audits. Our Information Security program is established by our Information Security Committee, which is a management committee composed of members of senior management and overseen by our Chief Technology Officer and Vice President of Risk Management and IT. The efforts of our Information Security Committee inform management’s updates to the Audit Committee concerning cybersecurity risks and risk management.
Our Board of Directors believes its current leadership structure supports the risk oversight function of the Board. As Chairman, Mr. Leach has primary responsibility for setting the agenda for meetings of the Board of Directors and his combined role as Chief Executive Officer and Chairman gives him unique insight into the risk profile of the Company, including emerging risks.
Board Committees
Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In addition to these standing committees, from time to time, our Board of Directors may designate a committee consisting of one or more directors on an ad hoc basis, including for purposes of evaluating and/or approving specific projects or transactions. The current composition and responsibilities of each of the committees of our Board of Directors is described below and members will serve on these committees until their resignation or until as otherwise determined by our Board of Directors.
Audit Committee
Each member of our Audit Committee meets the requirements for independence under the New York Stock Exchange corporate governance requirements and SEC rules and regulations. The members of our Audit Committee are Amit N. Doshi, Stephen Bailey, and Thomas D. Lehrman. Mr. Doshi was appointed as Chair of the Audit Committee in March 2025, replacing Ms. Sheppard who resigned from the Audit Committee in connection with her appointment as our Interim Chief Financial Officer. Mr. Bailey joined our Audit Committee in March 2025, replacing Ms. Sheppard as a member. Our Board of Directors has determined that each of Mr. Doshi and Mr. Lehrman is a financial expert, as that term is defined under the SEC rules implementing the

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Sarbanes-Oxley Act of 2022, Section 407, and possesses financial sophistication, as defined under the rules of the New York Stock Exchange. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. Our Audit Committee is responsible for, among other things:
•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•approving audit and non-audit services and fees;
•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;
•preparing the Audit Committee report that the SEC requires to be included in our annual proxy statement;
•reviewing reports and communications from the independent registered public accounting firm;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedure;
•reviewing our Company risks and risk management;
•reviewing and discussing with management our cybersecurity and other information technology risks, controls, and procedures, and our plans to mitigate cybersecurity risks and to respond to data breaches;
•reviewing related-party transactions; and
•establishing and overseeing procedures for the receipt, retention, and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
Our Audit Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter for our Audit Committee is available on our website at investors.ibotta.com. During 2024, our Audit Committee held seven meetings.
Compensation Committee
The members of our Compensation Committee are Amanda Baldwin, Stephen Bailey, and Thomas D. Lehrman. Ms. Baldwin is the Chair of our Compensation Committee. Mr. Lehrman was appointed to the Compensation Committee in March 2025, replacing Ms. Sheppard who resigned from the Compensation Committee in connection with her appointment as our Interim Chief Financial Officer. Our Compensation Committee, among other things:
•oversees our overall compensation philosophy and compensation policies, plans, and benefit programs;
•reviews and approves or recommends to the Board of Directors for approval compensation for our executive officers and directors;
•approves the retention of compensation consultants and other advisors;
•administers our equity compensation plans; and
•oversees our talent and human capital management, including effectiveness of initiatives to attract and retain employees and our performance and talent management practices and programs.

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Our Compensation Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter for our Compensation Committee is available on our website at investors.ibotta.com. During 2024, our Compensation Committee held six meetings.
Processes and Procedures for Compensation Decisions
Our Compensation Committee seeks to structure our compensation policies and plans to attract and retain the best available personnel for positions of substantial responsibility with the Company, provide incentives for such persons to perform to the best of their abilities for the Company, maintain appropriate levels of risk and reward, and promote the success of our business. Our Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee may delegate its authority when it deems it appropriate and in our best interests and when such delegation would not violate applicable laws, regulations, or the listing standards of the New York Stock Exchange.
Under our Compensation Committee charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel, and other advisers. During the fiscal year ended December 31, 2024, our Compensation Committee retained Compensia, Inc. (Compensia), an independent compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Our Compensation Committee engaged Compensia to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us and maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, our Compensation Committee has assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and concluded that no conflict of interest exists with respect to the work that Compensia performs for our Compensation Committee.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2024, Amanda Baldwin, Stephen Bailey, and Valarie Sheppard served as members of the Compensation Committee, and none of such members was an officer or employee of the Company during 2024 or prior years. Ms. Sheppard resigned from the Compensation Committee on March 14, 2025, in connection with her appointment as our Interim Chief Financial Officer. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee (or other committee of the Board of Directors performing equivalent functions) of any other entity that has one of its executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Amit N. Doshi and Larry W. Sonsini. Mr. Doshi is the Chair of our Nominating and Corporate Governance Committee. In March 2025, Stephen Bailey stepped off the Nominating and Corporate Governance Committee in connection with Ms. Sheppard's appointment as our Interim Chief Financial Officer and Mr. Bailey's appointment to the Audit Committee. Our Nominating and Corporate Governance Committee, is responsible for, among other things:
•identifying, evaluating, and making recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

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•reviewing succession planning for executive officers;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•overseeing our environmental, social, and governance programs;
•reviewing proposals submitted by shareholders for action at the annual meeting of shareholders; and
•evaluating the performance of our Board of Directors, its committees, and individual directors.
Our Nominating and Corporate Governance Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of New York Stock Exchange. A copy of the charter for our Nominating and Corporate Governance Committee is available on our website at investors.ibotta.com. During 2024, our Nominating and Corporate Governance Committee held one meeting.
Attendance at Board and Shareholder Meetings
During our fiscal year ended December 31, 2024, our Board of Directors held 10 meetings (including regularly scheduled and special meetings and in addition to the committee meetings), and each current director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of shareholders, our Corporate Governance Guidelines strongly encourage, but do not require, our directors to attend our annual meeting of shareholders.
Voting Structure
In connection with our initial public offering, we amended and restated our certificate of incorporation to create two series of authorized common stock. Holders of our Class A common stock are entitled to one vote for each share held at the record date for all matters submitted to a vote of shareholders, and holders of our Class B common stock are entitled to 20 votes for each share held at the record date for all matters submitted to a vote of shareholders. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law.
All shares of Class B common stock are beneficially held by Mr. Leach and entities affiliated with Mr. Leach. As a result, Mr. Leach and his affiliated entities collectively can determine or significantly influence any action requiring the approval of our shareholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Further, Mr. Leach is party to an Equity Exchange Right Agreement that as of March 15, 2025, covered 384,621 shares of restricted stock units (RSUs) and options to purchase 1,029,942 shares of Class A common stock. The Equity Exchange Right Agreement provides that Mr. Leach may exchange such shares, or the shares received upon exercise of such options, as may be the case, for an equivalent number of shares of our Class B common stock. For additional information on the voting power of Mr. Leach and entities affiliated with Mr. Leach, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee may use a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. Our Nominating and Corporate Governance Committee works with our Board of Directors to determine the desired

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qualifications, expertise, and characteristics of our Board of Directors, including such factors as business experience and diversity, including differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors.
Our Nominating and Corporate Governance Committee and our Board of Directors evaluate each director candidate in the context of the membership of the Board of Directors as a group, with the objective of maintaining a Board of Directors that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board of Directors and the Company, and other qualifications and characteristics set forth in the Nominating and Corporate Governance Committee charter. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, professional ethics and integrity, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board of Directors, skills that are complementary to the Board of Directors, an understanding of our business, an understanding of the responsibilities that are required of a member of the Board of Directors, other time commitments, and diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. Members of our Board of Directors are expected to prepare for, attend, and actively participate in all Board of Directors and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our shareholders’ best interests.
After completing its review and evaluation of director candidates, including incumbent directors, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for election.
Shareholder Nominations and Recommendations to the Board of Directors
Under our amended and restated bylaws, shareholders may also directly nominate persons for our Board of Directors. To be timely for the 2026 annual meeting of shareholders, nominations must be received by our Secretary observing the same deadlines for shareholder proposals discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors? – Shareholder Proposals.”
Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules, and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such director candidates recommended by shareholders in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should contact our Secretary in writing at Ibotta, Inc., 1801 California Street, Suite 400, Denver, Colorado 80202. Any nomination must comply with the requirements set forth in our amended and restated bylaws. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the

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recommending shareholder’s ownership of the Company’s capital stock. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to Ibotta, Inc., Attn: Secretary, 1801 California Street, Suite 400, Denver, Colorado 80202, or by emailing bodcommunications@ibotta.com. Each communication should set forth (i) the name and address of the shareholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the Chairman of the Board of Directors or the lead independent director.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are shareholders or (ii) shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors? – Shareholder Proposals."
Corporate Governance and Environmental, Social, and Governance (ESG) Matters
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of each of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investors.ibotta.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Insider Trading Policy and Compliance
Our Board of Directors has adopted an Insider Trading Policy governing the purchase, sale, loan, and other transfers or dispositions of any equity securities (including common stock, options, RSUs, warrants, and preferred stock), or debt securities (including debentures, bonds, and notes) of the Company, whether direct or indirect, any offer to engage in the foregoing transactions, and/or any other disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for fiscal 2024.
From time to time, we have and may continue to engage in transactions in our own securities. With regard to the Company’s trading in its own securities, it is the Company’s practice to comply with the federal securities laws and the applicable exchange listing requirements.

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Prohibition on Short Sales, Hedging, and Pledging
Our Insider Trading Policy, among other things, prohibits short sales, engaging in transactions in publicly traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging our securities as collateral for any loan or as part of any other pledging transaction, or holding the Company’s common stock in a margin account. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.
Compensation Recovery Policy
In February 2024, our Compensation Committee adopted a compensation recovery (clawback) policy in compliance with the New York Stock Exchange and SEC rules requiring public companies to recover excess incentive-based compensation from any individual who is or was ever designated an “officer” by our Board of Directors in accordance with Rule 16a-1(f) of the Exchange Act in the event of an accounting restatement. Consistent with the requirements, this policy requires that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, we must claw back from covered officers any incentive-based compensation received by them on or after October 2, 2023 and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date) that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
Environmental, Social, and Governance Initiatives
Environmental
Ibotta is committed to ESG principles that are fundamental to our business strategy and contribute to a resilient and responsible future. As a digital promotions company conducted largely online, our carbon footprint is smaller than many other types of businesses. We also promote recycling, composting, and reduced waste in our corporate headquarters. Wherever feasible, we aim to conduct our business in a sustainable manner.
Social & Philanthropy
We are strongly committed to maintaining a diverse, equitable, and inclusive workplace. This means we prioritize hiring and promoting people who not only have the skills required to perform their respective roles but also bring diverse perspectives and experiences to their work at Ibotta. We invest in employee development to ensure all employees are prepared for career growth opportunities both at Ibotta and beyond their time with us. We regularly monitor our hiring and promotions practices to ensure that we live up to our commitment as an equal opportunity employer with no pay disparities based on gender, sex, sexual orientation, race, national origin, age, or religion.
We aspire to have a positive impact on the communities we serve by using our financial and volunteer resources and business expertise to help solve problems, prioritizing those that align with our strategic priorities, like support for the greater Denver community and alleviating food insecurity. Through our employee-led Ibotta Gives initiative, in 2024, our employees contributed more than 1,300 volunteer hours, and as a company, we donated more than $300,000 to charitable organizations. We also give back to the community through initiatives like our 100% cash back on Thanksgiving program, which has fed more than 10 million Americans since its inception. We are committed to the Denver community and believe in the value of in-person work. For these reasons, we prioritize recruiting talent that is either located in, or willing to relocate to, Denver. Late last year, we announced our new headquarters at 16 Market Square with plans to move in fall 2025, doubling down on our commitment to downtown Denver, and enhancing our ability to attract world-class talent to the Mountain West region.
Governance
Our governance policies reflect our commitment to integrity and accountability. A majority of our Board of Directors qualify as independent under the corporate governance requirements of the New York Stock

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Exchange. As discussed above, we have adopted various corporate governance policies, including charters for the committees of our Board of Directors, Corporate Governance Guidelines, a Code of Business Conduct and Ethics, an Insider Trading Policy, and a Compensation Recovery Policy.
Director Compensation
Prior to our initial public offering, we did not provide our directors with cash compensation and instead occasionally granted equity awards to certain non-employee directors in order to attract and retain them to our Board of Directors. We also reimbursed non-employee directors for expenses associated with attending meetings of our Board of Directors and committees of our Board of Directors.
In connection with our initial public offering, we granted to each of our non-employee directors an award of RSUs covering a number of shares of our Class A common stock equal to $400,000 divided by the initial public offering price, effective immediately following the completion of our initial public offering. The actual grant date fair value of each such award was determined by the closing price of our Class A common stock on the grant date and therefore is higher than the grant value shown above. Each such award will vest in equal annual installments over a period of three years, in each case subject to continued service through each relevant vesting date.
Our Board of Directors adopted an outside director compensation policy (Outside Director Compensation Policy) that became effective upon the effective date of the registration statement relating to our initial public offering.
Our Outside Director Compensation Policy provides that all non-employee directors serving on the Audit, Compensation, and Nominating and Corporate Governance Committees will be entitled to receive the following cash compensation for their services on such committees:
•$40,000 retainer per year;
•$25,000 retainer per year for the Chair of the Board of Directors (as an employee director, Mr. Leach does not receive compensation in his role as Chairman of the Board of Directors);
•$25,000 retainer per year for the lead non-employee director;
•$20,000 retainer per year for the Chair of the Audit Committee or $10,000 retainer per year for each other member of the Audit Committee;
•$15,000 retainer per year for the Chair of the Compensation Committee or $7,500 retainer per year for each other member of the Compensation Committee; and
•$10,000 retainer per year for the Chair of the Nominating and Corporate Governance Committee or $5,000 retainer per year for each other member of the Nominating and Corporate Governance Committee.
Each non-employee director who serves as the Chair of a committee will receive only the additional annual fee as the Chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears and will be prorated as needed to reflect the director's length of service.
In addition to the compensation structure described above, our Outside Director Compensation Policy provides the following equity incentive compensation program for non-employee directors. Each person who first becomes a non-employee director receives, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs covering a number of shares having a value equal to $400,000, rounded to the nearest whole share. Each initial award vests as to one-third of the RSUs on each anniversary of the grant date, in each case subject to continued service through each relevant vesting

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date. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an initial award.
On the date of each of our annual shareholder meetings, each non-employee director who has provided continuous service as a non-employee director from the date that is six months before that annual shareholder meeting through the date of that annual shareholder meeting automatically is granted an award of RSUs having a grant value of $200,000, rounded to the nearest whole share. Each annual award vests as to 100% of the RSUs on the earlier of (i) the first anniversary of the date the award is granted or (ii) the day prior to the date of the annual shareholder meeting next following the date the award was granted, in each case subject to continued service through the applicable vesting date.

In addition, we intend to grant Ms. Sheppard an equity grant of RSUs for her service on our Board of Directors having a grant value of $200,000, rounded to the nearest whole share on the date of the Annual Meeting. Such grant will vest on the same terms as the awards granted to our non-employee directors.
With respect to equity awards granted to a non-employee director while such individual was a non-employee director, in the event of a change in control of our Company, the non-employee director will fully vest in and have the right to exercise his or her outstanding equity awards (including those granted pursuant to our Outside Director Compensation Policy) and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the non-employee director and us.
Our Outside Director Compensation Policy includes a maximum annual limit of $750,000 (or $1,000,000 for the fiscal year in which the individual begins service as a non-employee director), on the combined value of cash compensation and equity awards (based on the grant date fair value for purposes of this limit) that may be paid, issued, or granted to a non-employee director in any fiscal year (excluding any amounts received for services as an employee or as a consultant). Our Outside Director Compensation Policy provides for the reimbursement of our non-employee directors for reasonable, customary, and documented travel expenses to attend meetings of our Board of Directors and committees of our Board of Directors.
Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.
The table below summarizes the compensation of each person serving as a non-employee director for the year ended December 31, 2024. Directors who are also our employees receive no additional compensation for their service as directors. Bryan Leach was our only employee director during fiscal 2024. See the section titled “Executive Compensation” for additional information about Mr. Leach’s compensation.

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Fiscal 2024 Director Compensation

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total ($)

Stephen Bailey	36,896	460,863	497,759

Amanda Baldwin	38,653	460,863	499,516

Amit N. Doshi	42,167	460,863	503,030

Thomas D. Lehrman	35,139	460,863	496,002

Valarie Sheppard	65,007	460,863	525,870

Larry W. Sonsini	31,625	460,863	492,488

Byron Knight(2)	—	—	—
____________________
1The amounts reported in this column represent the aggregate grant date fair value of each award as calculated in accordance with Accounting Standards Codification (ASC) 718. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 11 to our audited consolidated financial statements for the year ended December 31, 2024, which are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2025. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting of the applicable awards.
2Mr. Knight did not receive director compensation during fiscal 2024 because he departed the Company's Board of Directors in March 2024, before the Company's initial public offering.
The following lists all unexercised option awards (whether or not exercisable) and outstanding stock awards held by each person serving as a non-employee director as of December 31, 2024. All of the directors’ outstanding stock awards listed below remained unvested as of December 31, 2024.

Name	Aggregate Number of Shares Underlying Outstanding Options	Aggregate Number of Shares Underlying Outstanding Stock Awards

Stephen Bailey	—	4,545

Amanda Baldwin	40,810	4,545

Amit N. Doshi	—	4,545

Thomas D. Lehrman	—	4,545

Valarie Sheppard	40,810	4,545

Larry W. Sonsini	—	4,545

Byron Knight	—	—

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PROPOSAL NO. 1
Election of Directors
Our Board of Directors is currently composed of seven members. We have a classified Board of Directors consisting of two classes with two directors each and one class with three directors, each serving staggered three-year terms.
At each annual meeting of shareholders, the nominees for directors shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Amanda Baldwin and Thomas D. Lehrman as nominees for election as Class I directors at the Annual Meeting. If elected, each of the nominees will serve as directors until the 2028 annual meeting of shareholders and until their successors are duly elected and qualified. For information concerning the nominees, please see the section above titled “Board of Directors and Corporate Governance.”
If you are a shareholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Baldwin and Mr. Lehrman. If you are a street name shareholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of an abstain vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS I DIRECTOR NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2025. KPMG has served as our independent registered public accounting firm since 2020.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025. Our Audit Committee is submitting the appointment of KPMG to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG, and even if our shareholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our shareholders. If our shareholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment. Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions from our shareholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended December 31, 2024 and 2023.

$ in thousands	2024	2023
Audit Fees(1)	1,585	983
Audit-Related Fees(2)	-	-
Tax Fees(3)	-	-
All Other Fees(4)	-	4
Total Fees	1,585	987
_____________________
1.Audit Fees consist of fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, and statutory and regulatory filings or engagements. For the fiscal years ended December 31, 2024 and December 31, 2023, this category also included fees for services provided in connection with our initial public offering.
2.Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” KPMG did not provide any such services during the fiscal years ended December 31, 2024 and December 31, 2023.
3.Tax fees include fees related to services for tax compliance, tax advice, and tax planning. KPMG did not provide any such services during the fiscal years ended December 31, 2024 and December 31, 2023.
4.All Other Fees for the fiscal year ended December 31, 2023 consist of subscription fees for KPMG’s online executive education tool. KPMG did not provide any such services during the fiscal year ended December 31, 2024.
Auditor Independence
In our fiscal year ended December 31, 2024, there were no other professional services provided by KPMG, other than those listed above, and there were no professional services provided by KPMG that would have required our Audit Committee to consider their compatibility with maintaining the independence of KPMG.

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Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2024 and December 31,2023, which include all fees for audit services, were pre-approved by our Audit Committee in accordance with the policy.
Vote Required
With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2025, the affirmative vote of a majority of the voting power of the shares of our common stock cast affirmatively or negatively shall be the act of the shareholders. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with our management and KPMG, our independent registered public accounting firm. The Audit Committee has also reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the foregoing, the Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and be filed with the SEC.
Respectfully submitted by the members of the Audit Committee:
Amit N. Doshi (Chair)
Thomas D. Lehrman
Valarie Sheppard (former Chair)(1)
The information contained in this report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this report shall be deemed to be incorporated by reference into any filing of Ibotta under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act through any general statement incorporating by reference in its entirety this proxy statement in which this report appears, except to the extent that Ibotta specifically incorporates this report or a portion of it by reference.
1 Ms. Sheppard served as a member and Chair of the Audit Committee at the time this report was approved and until March 2025 when she was appointed as Interim Chief Financial Officer and replaced as Audit Committee Chair by Amit N. Doshi and as a member of the Audit Committee by Stephen Bailey. Mr. Bailey joined the Audit Committee in March 2025 and did not participate in the Audit Committee actions reported above.

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Executive Officers
The following table identifies certain information about our executive officers as of April 11, 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Bryan Leach	47	Founder, Chief Executive Officer, President, and Chairman
Valarie Sheppard	61	Interim Chief Financial Officer and Director
Marisa Daspit	47	Chief People Officer
Richard Donahue	44	Chief Marketing Officer
Amir El Tabib	39	Chief Business Development Officer
Chris Riedy	49	Chief Revenue Officer
David Shapiro	55	Chief Legal Officer and Corporate Secretary
Luke Swanson	44	Chief Technology Officer
For Mr. Leach and Ms. Sheppard’s biography, see the section above titled “Continuing Directors.”
Marisa Daspit, Chief People Officer. Ms. Daspit has served as our Chief People Officer since December 2021. Previously, she served as our Senior Vice President of People from July 2020 to December 2021, our Head of People from July 2019 to July 2020, and our Director of Talent Management from December 2018 to July 2019. Ms. Daspit served as a Founding Member of CPOHQ, a platform for Chief People Officers to learn from each other from June 2020 to December 2021. Prior to Ibotta, Ms. Daspit served as Director, Organizational Effectiveness at Welltok, Inc., a healthcare consumer activation platform from September 2017 to December 2018. Ms. Daspit holds a Master of Arts, Instructional Learning Technologies from the University of Colorado Denver and a Bachelor of Science from the University of Phoenix.
Richard Donahue, Chief Marketing Officer. Mr. Donahue has served as our Chief Marketing Officer since January 2021. Previously, he served as our Senior Vice President of Marketing from December 2015 to January 2021, our Vice President of Marketing from August 2014 to December 2015, our Director of Marketing from April 2014 to August 2014, and our Director of Sales from May 2013 to March 2014. Prior to joining Ibotta, Mr. Donahue worked in brand marketing at Kraft Heinz Co. from August 2010 to May 2013. Mr. Donahue holds a Master of Business Administration degree from the University of Texas at Austin and a Bachelor’s degree in Political Science from the University of California at Los Angeles.
Amir El Tabib, Chief Business Development Officer. Mr. El Tabib has served as our Chief Business Development Officer since December 2022. Previously, he served as our Senior Vice President of Business Development from December 2020 to December 2022, our Vice President of Business Development from January 2020 to December 2020, our Senior Director, Retail Partnerships from July 2017 to January 2020, our Director, Retail Partnerships from January 2017 to July 2017, and our Account Executive, Retail Partnerships from February 2016 to December 2016. Mr. El Tabib holds Bachelor’s degrees in Political Science and Business Administration from the University of Colorado Boulder and a Master of Business Administration from the University of Chicago Booth School of Business.
Chris Riedy, Chief Revenue Officer. Mr. Riedy has served as our Chief Revenue Officer since January 2025. Prior to Ibotta, Mr. Riedy was Chief Revenue Officer at tvScientific, Inc., a platform that makes TV advertising accessible and measurable for brands and apps of all sizes, from December 2023 to December 2024. Mr. Riedy worked at Twitter, Inc., a social networking service, as Global Head of Sales and Marketing from November 2022 to October 2023, as Vice President, EMEA, from December 2020 to November 2022, and as

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Managing Director, U.S. Sales, from February 2018 to December 2020. Mr. Riedy holds a Bachelor of Arts degree from Denison University and a Master of Business Administration from Santa Clara University.
David T. Shapiro, Chief Legal Officer. Mr. Shapiro has served as our Chief Legal Officer since March 2024. Prior to Ibotta, Mr. Shapiro served as Executive Vice President and General Counsel of Vail Resorts, Inc., a mountain resort company, from July 2015 to February 2024. Mr. Shapiro previously served as General Counsel and Senior Vice President for DaVita Inc., a provider of dialysis services and integrated health care management services, as Chief Special Counsel from 2012 to 2013, and as Senior Vice President and Chief Compliance Officer from 2008 to 2012. From 2003 to 2007, he served as a trial attorney for the U.S. Department of Justice’s Civil Frauds Section in Washington, D.C. and, prior to that, in private practice at law firms in Connecticut, Philadelphia, and Washington, D.C. Mr. Shapiro currently serves as a member of the board of trustees for Colorado Academy and is Chair of the Risk Committee. He has previously served on other private and non-profit boards, including the Children's Hospital Colorado, the Denver Public School Foundation, and the Denver Metro Chamber of Commerce. Mr. Shapiro holds a Bachelor’s degree in Economics from Trinity College and a J.D. from the University of Connecticut School of Law.
Luke Swanson, Chief Technology Officer. Mr. Swanson has served as our Chief Technology Officer since January 2013 and is a member of our founding team. He was previously our Vice President of Engineering from April 2012 to January 2013. Before Ibotta, Mr. Swanson was Vice President of Engineering at Photobucket Corp., an image and video hosting website from December 2009 to April 2012. Mr. Swanson holds a Bachelor’s degree in Computer Science from the University of Colorado at Boulder.

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Executive Compensation
Our named executive officers for the year ended December 31, 2024, which consist of our (i) principal executive officer, (ii) the next two most highly compensated executive officers who were serving as executive officers at the end of fiscal 2024, and (iii) an additional individual who would have been included in the previous group had he been serving as an executive officer at the end of fiscal 2024, are:
•Bryan Leach, our Founder, Chief Executive Officer, President, and Chairman;
•Sunit Patel, our former Chief Financial Officer;
•Luke Swanson, our Chief Technology Officer; and
•Chris Jensen, our former Chief Revenue Officer.
Summary Compensation Table
The following table sets forth information regarding the compensation of our named executive officers for the year ended December 31, 2024 and December 31, 2023. Mr. Patel and Mr. Jensen were not named executive officers for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Bryan Leach Founder, Chief Executive Officer, President, and Chairman	2024	494,383	480,691	25,284,867	(3)	2,433,974	17,991	(4)	28,711,906
	2023	429,327	645,000	279,509		407,955	6,910	(5)	1,768,701
Sunit Patel Former Chief Financial Officer	2024	388,074	377,425	4,518,008		—	15,086	(6)	5,298,593
Luke Swanson Chief Technology Officer	2024	446,448	434,194	5,736,016		494,254	10,482	(7)	7,121,394
	2023	429,327	645,000	279,509		271,970	10,965	(8)	1,636,771
Chris Jensen Former Chief Revenue Officer	2024	174,250	—	4,994,968		—	937,412	(9)	6,106,630
____________________
1.The amounts reported in this column represent the aggregate grant date fair value of the awards granted to each named executed officer as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 11 to our audited consolidated financial statements for the year ended December 31, 2024, which are included in our Annual Report on Form 10-K filed with the SEC on February 27, 2025. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.
2.In January 2024, our Compensation Committee determined, in light of exemplary performance and substantial achievement in excess of target goals established for 2023 under our bonus plan and to encourage retention through the expiration of applicable lock-up periods in connection with our initial public offering, to grant an award of 8,973 RSUs to Mr. Leach and an award of 8,973 RSUs to Mr. Swanson. For purposes of the Summary Compensation Table, these grants are deemed earned in 2023 because they were made in respect of services provided in 2023. The grant date fair values of these awards are $279,509 for the award granted to Mr. Leach, and $279,509 for the award granted to Mr. Swanson.
3.$14,265,859 of this amount represents the grant date fair value of the award of performance-based RSUs granted to Mr. Leach in April 2024 as calculated in accordance with ASC 718, based upon the probable outcome of the applicable performance conditions as determined through a Monte-Carlo simulation model. The value of this award at the grant date assuming that the highest level of performance conditions will be achieved is $22,038,016.
4.Consists of $17,859 in 401(k) plan matching contributions and $132 in life insurance premiums.
5.Consists of $6,785 in 401(k) plan matching contributions and $125 in life insurance premiums.
6.Consists of $14,954 in 401(k) plan matching contributions and $132 in life insurance premiums.
7.Consists of $10,350 in 401(k) plan matching contributions and $132 in life insurance premiums.

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8.Consists of $10,840 in 401(k) plan matching contributions and $125 in life insurance premiums.
9.Consists of $6,547 in 401(k) plan matching contributions, $77 in life insurance premiums, and the following payments and benefits provided under the separation agreement we entered into with Mr. Jensen in connection with the end of his employment with us: (i) a separation payment of $315,000, (ii) an insurance stipend of $15,605, and (iii) the acceleration of the vesting of certain of his RSUs, which resulted in an incremental fair value of $600,182, computed as of the modification date in accordance with ASC 718.
Narrative Disclosure to Summary Compensation Table
Employment Arrangements with Our Named Executive Officers
Bryan Leach Employment Letter
In connection with our initial public offering, we entered into a new employment letter with Bryan Leach, our Founder, Chief Executive Officer, President, and Chairman. The employment letter does not have a specific term and provides that Mr. Leach’s employment is at-will. Under the employment letter, Mr. Leach’s base salary was increased from $430,000 to $523,000, effective as of the date of effectiveness of the registration statement relating to our initial public offering. The employment letter provided Mr. Leach with an annual on-target bonus opportunity of 100% of his base salary.
Sunit Patel Employment Letter
In connection with our initial public offering, we entered into a new employment letter with Sunit Patel, our then-Chief Financial Officer. The employment letter did not have a specific term and provided that Mr. Patel’s employment was at-will. Under the employment letter, Mr. Patel’s base salary was increased from $375,000 to $395,000, effective as of the date of effectiveness of the registration statement relating to our initial public offering. The employment letter provided Mr. Patel with an annual on-target bonus opportunity of 100% of his base salary.
Luke Swanson Employment Letter
In connection with our initial public offering, we entered into a new employment letter with Luke Swanson, our Chief Technology Officer. The employment letter does not have a specific term and provides that Mr. Swanson’s employment is at-will. Under the employment letter, Mr. Swanson’s base salary was increased from $430,000 to $455,000, effective as of the date of effectiveness of the registration statement relating to our initial public offering. The employment letter provided Mr. Swanson with an annual on-target bonus opportunity of 100% of his base salary.
Chris Jensen Employment Letter and Separation Agreement
In connection with our initial public offering, we entered into a new employment letter with Chris Jensen, our then-Chief Revenue Officer. The employment letter did not have a specific term and provided that Mr. Jensen’s employment was at-will. Under the employment letter, Mr. Jensen’s base salary was increased from $275,000 to $315,000, effective as of the date of effectiveness of the registration statement relating to our initial public offering. The employment letter provided Mr. Jensen with an annual on-target bonus opportunity of 100% of his base salary.
In connection with the end of his employment with us, we entered into a separation agreement with Mr. Jensen, which provided for the following payments and benefits: (i) a separation payment of $315,000, (ii) an insurance stipend of $15,605, and (iii) acceleration of the vesting of 5,738 of the RSUs granted to him on January 30, 2024 and 3,547 of the RSUs granted to him on April 17, 2024. The incremental fair value resulting from such acceleration, computed as of the modification date in accordance with ASC 718, is set forth in the “All Other Compensation” column of the “Summary Compensation Table.”

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2024 Bonus Program
In 2024, we adopted a bonus plan for eligible employees, including our named executive officers. Each named executive officer’s target bonus opportunity under the 2024 bonus plan was equal to 100% of his base salary.
Under our 2024 bonus plan, eligible employees were able to earn cash bonuses based on our achievement of 2024 annual targets for Adjusted EBITDA and revenue, which were weighted equally. In addition, our Compensation Committee had the discretion to increase or decrease the actual bonus amount payable under the 2024 bonus plan based on the business environment, our performance, and/or the employee’s performance. Payments to each named executive officer under our 2024 bonus plan were capped at 200% of the named executive officer’s target bonus opportunity.
Following the end of 2024, our Compensation Committee reviewed our performance against the Adjusted EBITDA and revenue performance measures and approved bonuses of 97% of the target amount for each named executive officer that remained employed by us at that time. Mr. Jensen’s employment with us ended in July 2024, and he did not receive any bonus for 2024. The actual bonus amounts payable to our named executive officers under the 2024 bonus plan are set forth in the “Bonus” column of the “Summary Compensation Table.”
Amendments to July 2021 Option Grants
In July 2021, we granted options to purchase shares of our Class A common stock under our 2011 Equity Incentive Plan (2011 Plan) to our named executive officers. These options were granted in anticipation of an intended initial public offering of our Class A common stock in 2021 and were scheduled to vest in equal monthly installments over the four-year period after the option’s vesting commencement date (or in the case of one of the two options granted to Mr. Leach, the one-year anniversary of the vesting commencement date). The vesting commencement date for each option was the effectiveness of a registration statement on Form S-1 under the Securities Act.
In recognition of each named executive officer's continued dedication and contributions to us, prior to the completion of our initial public offering in 2024, we amended each option to change its vesting commencement date to the option’s grant date. The incremental fair value resulting from such modification, computed as of the modification date in accordance with ASC 718, is set forth in the “Option Awards” column of the “Summary Compensation Table.”
2024 Equity Award Grants
We granted to our named executive officers the following awards of RSUs under our 2011 Plan, effective on the business day immediately prior to the effective date of the registration statement relating to our initial public offering: (i) to Mr. Leach, an award of 125,216 time-based RSUs and an award of performance-based RSUs (which covered a target number of 125,216 RSUs), (ii) to Mr. Patel, an award of 51,341 time-based RSUs, (iii) to Mr. Swanson, an award of 65,182 time-based RSUs, and (iv) to Mr. Jensen, an award of 56,761 time-based RSUs.
Each award of time-based RSUs will vest in equal quarterly installments over a four-year period, subject to the applicable named executive officer’s continued service.
For Mr. Leach’s performance-based RSU award, a number of RSUs may become eligible to vest based on how our total shareholder return (TSR) during the performance period (beginning on the grant date and ending on the last day of our 2026 fiscal year) compares to the TSRs of the companies that both (i) are in the Russell 2000 Index or any successor index as of the beginning of the performance period and (ii) either (A) are in such index as of the end of the performance period, (B) if the index is not in existence at such time, are in the index immediately before the index ceased to exist and have securities that are actively traded on a nationally recognized stock exchange as of the end of the performance period, or (C) file for bankruptcy during the performance period. For purposes of calculating TSR, our starting price is the initial public offering price, the

Ibotta, Inc.	32	2025 Proxy Statement

starting price for each company in the index will be the period of 60 trading days ending on the award’s grant date, and the ending price for us and for each company in the index will be the average closing price for the period of 60 trading days ending on the last day of the performance period.
The number of performance-based RSUs that will become eligible to vest (eligible RSUs) will be equal to (i) 100% of the target number of RSUs if our TSR ranks at the 60th percentile or (ii) 200% of the target number of restricted stock units if our TSR ranks at or above the 80th percentile. If our TSR ranks between the 60th and 80th percentiles, the number of eligible RSUs will be determined through straight-line interpolation. If our TSR ranks below the 60th percentile, none of the RSUs will become eligible RSUs. Any eligible RSUs will vest on the date that achievement of the relative TSR performance goal is certified, subject to Mr. Leach’s continued service through such date.
However, if a “change in control” (as defined in the 2011 Plan) occurs before the last day of the performance period for Mr. Leach’s performance-based RSU award, then the performance period will be shortened to end on a date before the change in control, and achievement of the relative TSR performance goal during the shortened performance period will be certified before the change in control, with our ending price based on the price payable for a share of our Class A common stock in connection with the change in control. A prorated portion of the eligible RSUs will vest as of immediately before the change in control, and the remaining eligible RSUs will vest in equal quarterly installments over the remainder of the original performance period, in each case subject to Mr. Leach’s continued service through the applicable vesting date.
With respect to Mr. Leach’s performance-based RSU award, the vesting acceleration provisions in his change in control and severance agreement (which is described below) will apply only to any RSUs that become eligible RSUs.
The grant date fair values of these awards are included in the “Stock Awards” column of the “Summary Compensation Table.”
Executive Change in Control and Severance Agreements
We entered into change in control and severance agreements with our named executive officers, which provide for certain severance and change in control benefits as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the applicable named executive officer may have had with us that provided for severance and/or change in control payments or benefits.
Under each change in control and severance agreement, if the applicable named executive officer experiences a qualifying termination unrelated to a change in control (as discussed below), the named executive officer would receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump sum cash payment equal to 100% (or in the case of Mr. Jensen, 50%) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);
•for Messrs. Leach and Swanson only, a lump sum cash payment equal to 100% of the named executive officer’s target annual bonus as in effect for the calendar year in which such termination occurs (prorated for the number of days that the named executive officer was employed during such calendar year);
•for Messrs. Leach and Swanson only, if such termination (or, following the completion of our initial public offering, a termination due to death or disability) occurs following the end of a performance period to which a cash performance incentive or bonus relates and before payments with respect to such performance period have been paid to the named executive officer, a lump sum cash payment equal to the cash performance incentive or bonus that the named executive officer would have otherwise been

Ibotta, Inc.	33	2025 Proxy Statement

paid had he remained employed through the date required to receive such cash performance incentive or bonus;
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months (or in the case of Mr. Jensen, six months) following the date of such termination or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•for Messrs. Leach and Swanson only, accelerated vesting of any outstanding equity awards that, as of the date of such termination, are held by the named executive officer and subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria, to the extent that such equity awards were scheduled to vest during the 12-month period following the date of such termination.
Under the change in control and severance agreements with Messrs. Leach and Swanson, the applicable named executive officer will experience a qualifying termination unrelated to a change in control if his employment is terminated (i) outside the period beginning on the date three months before a change in control and ending on (and inclusive of) the date that is the one-year anniversary following that change in control (Change in Control Period) either (A) by us or any of our subsidiaries (Company Group) without “cause” and, following the completion of our initial public offering, other than by reason of death or “disability,” or (B) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), or (ii) at any time before the completion of our initial public offering due to the named executive officer’s death or disability. Under the change in control and severance agreement with Mr. Patel, he would have experienced a qualifying termination unrelated to a change in control if his employment was terminated outside the Change in Control Period either (i) by us without “cause” and other than by reason of death or “disability,” or (ii) by him for “good reason” (as such terms are defined in his change in control and severance agreement). Mr. Patel resigned as Chief Financial Officer, effective March 14, 2025, and did not receive any payment under the change in control and severance agreement. Under the change in control and severance agreement with Mr. Jensen, he would have experienced a qualifying termination unrelated to a change in control if his employment was terminated outside the Change in Control Period by the Company Group without “cause” and other than by reason of death or “disability” (as such terms are defined in his change in control and severance agreement).
If a named executive officer experiences a qualifying termination in connection with a change in control (as discussed below), the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump sum cash payment equal to 150% (or in the case of Messrs. Patel and Jensen, 100%) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control;
•a lump sum cash payment equal to 150% (or in the case of Messrs. Patel and Jensen, 100%) of the named executive officer’s target annual bonus as in effect for the calendar year in which such termination occurs (which, in the cases of Messrs. Leach, Swanson, and Jensen, will be prorated for the number of days that the named executive officer was employed during such calendar year);
•for Messrs. Leach and Swanson only, if such termination (or a termination due to death or disability) occurs following the end of a performance period to which a cash performance incentive or bonus relates and before payments with respect to such performance period have been paid to the named executive officer, a lump sum cash payment equal to the cash performance incentive or bonus that the named executive officer would have otherwise been paid had he remained employed through the date required to receive such cash performance incentive or bonus;

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•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 18 months (or in the case of Messrs. Patel and Jensen, 12 months) following the date of such termination or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•100% accelerated vesting and exercisability of all outstanding equity awards that, as of the later of (i) the date of such termination or (ii) immediately prior to the change in control, are held by the named executive officer and subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.
Under the change in control and severance agreements with Messrs. Leach and Swanson, the applicable named executive officer would experience a qualifying termination in connection with a change in control if, within the Change in Control Period, his employment is terminated either (i) by us (or any of our subsidiaries) without cause and, other than by reason of death or disability or (ii) by him for good reason. Under the change in control and severance agreements with Messrs. Patel and Jensen, such named executive officer would experience a qualifying termination in connection with a change in control if, within the Change in Control Period, his employment is terminated either (i) by us (or any of our subsidiaries) without cause and other than by reason of death or disability, or (ii) by him for good reason.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (Code) and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under the named executive officer’s change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
401(k) Plan
We maintain a tax-qualified 401(k) retirement plan for all U.S. employees. Under our 401(k) plan, employees may elect to defer up to 90% of eligible compensation, subject to applicable annual Code limits, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that pre-tax contributions by employees to our 401(k) plan and income earned on those contributions are not taxable to employees until distributed from our 401(k) plan and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

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Outstanding Equity Awards at Fiscal 2024 Year-End
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2024.

	Option Awards					Stock Awards
Name(1)	Grant Date	Number of Shares of Stock Underlying Unexercised Options Exercisable (#)	Number of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bryan Leach(3)	01/16/2017	212,000	—	3.99	01/16/2027	—	—
Bryan Leach(4)	01/25/2018	30,000	—	5.05	01/25/2028	—	—
Bryan Leach(5)	11/13/2018	50,000	—	5.35	11/13/2028	—	—
Bryan Leach(6)	12/11/2019	50,000	—	12.75	12/11/2029	—	—	—	—
Bryan Leach(7)	12/08/2020	250,000	—	8.30	12/08/2030	—	—	—	—
Bryan Leach(8)	07/15/2021	150,736	25,735	22.20	07/15/2031	—	—	—	—
Bryan Leach(9)	07/15/2021	106,618	69,853	22.20	07/15/2031	—	—	—	—
Bryan Leach(10)	02/08/2022	24,306	694	19.25	02/08/2032	—	—	—	—
Bryan Leach(11)	03/07/2023	28,750	31,250	10.40	03/07/2033	—	—	—	—
Bryan Leach(12)	04/17/2024	—	—	—	—	101,738	6,621,109	—	—
Bryan Leach(13)	04/17/2024	—	—	—	—	—	—	125,216	8,149,057
Sunit Patel(14)	02/09/2021	—	—	—	—	11,641	757,597	—	—
Sunit Patel(10)	02/08/2022	19,444	556	19.25	02/08/2032	—	—	—	—
Sunit Patel(12)	04/17/2024	—	—	—	—	41,717	2,714,942	—	—
Luke Swanson(4)	01/25/2018	21,728	—	5.05	01/25/2028	—	—	—	—
Luke Swanson(5)	11/13/2018	35,000	—	5.35	11/13/2028	—	—	—	—
Luke Swanson(6)	12/11/2019	39,324	—	12.75	12/11/2029	—	—	—	—
Luke Swanson(7)	12/08/2020	50,000	—	8.30	12/08/2030	—	—	—	—
Luke Swanson(8)	07/15/2021	61,218	10,452	22.20	07/15/2031	—	—	—	—
Luke Swanson(10)	02/08/2022	24,306	694	19.25	02/08/2032	—	—	—	—
Luke Swanson(11)	03/07/2023	19,167	20,833	10.40	03/07/2033	—	—	—	—
Luke Swanson(12)	04/17/2024	—	—	—	—	52,962	3,446,767	—	—
Chris Jensen(15)	—	—	—	—	—	—	—	—	—
_____________________
1.All awards were granted pursuant to the 2011 Plan.
2.This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors.
3.This option became fully vested on December 26, 2020.
4.This option became fully vested on January 1, 2022.
5.This option became fully vested on November 13, 2022.
6.This option became fully vested on December 11, 2023.
7.This option became fully vested on December 8, 2024.
8.This option vests as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date (which was originally the effectiveness of a registration statement on Form S-1 under the Securities Act), subject to the named executive officer’s continued service through each vesting date. As described above, the vesting commencement date of the option was changed to its grant date.
9.This option vests as to 1/48th of the shares subject to the option on each monthly anniversary of the one-year anniversary of the vesting commencement date (which was originally the effectiveness of the registration statement on Form S-1 under the Securities Act), subject to the named executive officer’s continued service through each vesting date. As described above, the vesting commencement date of the option was changed to its grant date.
10.This option vests as to 1/36th of the total shares subject to the option on each monthly anniversary of January 3, 2022, subject to the named executive officer’s continued service through each vesting date.

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11.This option vests as to 1/48th of the total shares subject to the option on each monthly anniversary of January 16, 2023, subject to the named executive officer’s continued service through each vesting date.
12.This award vests when both a service-based requirement and a liquidity event requirement have been satisfied. The service-based requirement will be satisfied as to 1/16th of the RSUs on each quarterly vesting date (the first trading day on or after each of March 1, June 1, September 1, and December 1) after the grant date, subject to the named executive officer’s continued service through each such date. The liquidity event requirement was satisfied on the first quarterly vesting date after the expiration of the market standoff period following our initial public offering.
13.This award of performance-based RSUs becomes eligible to vest based on how our TSR during the performance period (beginning on the grant date and ending on the last day of our 2026 fiscal year) compares to the TSRs of certain indexed companies. Any eligible RSUs will vest on the date that achievement of the relative TSR performance goal is certified, subject to Mr. Leach’s continued service through such date. If a “change in control” (as defined in the 2011 Plan) occurs before the last day of the performance period, then achievement of the relative TSR performance goal will be measured during a shortened performance period (ending on a date before the change in control), based on the price payable for a share of our Class A common stock in connection with the change in control. A prorated portion of the eligible RSUs will vest as of immediately before the change in control, and the remaining eligible RSUs will vest in equal quarterly installments over the remainder of the original performance period, in each case subject to Mr. Leach’s continued service through the applicable vesting date.
14.This restricted stock award vested as to 1/4th of the total shares subject to the award on February 8, 2022, and vests as to 1/48th of the total shares subject to the award each month afterwards, subject to Mr. Patel’s continued service through each vesting date.
15.In connection with the end of his employment with us, Mr. Jensen forfeited all of his outstanding equity awards (other than the RSUs that were accelerated under his separation agreement).
No Timing of Equity Awards in Relation to Disclosure of Material Non-Public Information
During 2024, we granted stock options to certain service providers who were not named executive officers. Stock options approved by our Board of Directors or our Compensation Committee may be granted during their regularly scheduled meetings, but our Compensation Committee has also delegated authority to our Chief Executive Officer to grant equity awards to any employee who (i) has a corporate rank of Senior Vice President or below and (ii) is not a Section 16 officer or an executive direct report of our Chief Executive Officer. We do not take material non-public information into account in determining the timing and terms of stock options, and the delegation of authority to our Chief Executive Officer requires that any award he grants will become effective on the 10th business day of the month in which he approves the award (or, if the 10th business day of that month has passed, on the 10th business day of the immediately following month). We have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation. We did not grant stock options to our named executive officers in 2024, and we have never granted stock appreciation rights to any service providers.

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Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2024. Information is included for equity compensation plans approved by our shareholders. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders(1)	8,455,779	$45.91	(2)	4,943,804	(3)
_____________________
1.Includes the 2011 Plan, the 2024 Equity Incentive Plan (2024 Plan), and the 2024 Employee Stock Purchase Plan (ESPP). The 2011 Plan was terminated effective April 2024, in connection with the adoption of our 2024 Plan.
2.RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
3.As of December 31, 2024, an aggregate of 4,943,804 shares of Class A common stock was available for issuance under the 2024 Plan and the ESPP. The 2024 Plan provides that on the first day of each year beginning on January 1, 2025, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 5,400,000 shares of Class A common stock, (ii) 5% of the outstanding shares of all series of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our Board of Directors may determine no later than the last day of the immediately preceding fiscal year. The ESPP provides that on the first day of each year beginning January 1, 2025, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,100,000 shares of Class A common stock, (ii) 1% of the outstanding shares of all series of our common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our Board of Directors may determine. On January 1, 2025, the number of shares of Class A common stock available for issuance under the 2024 Plan and the ESPP increased by 1,547,571 shares and 309,514 shares, respectively, pursuant to these provisions. These changes are not reflected in the table above.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 15, 2025 for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus, it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 27,457,864 shares of our Class A common stock and 3,137,424 shares of our Class B common stock outstanding as of March 15, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 15, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 15, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Ibotta, Inc., 1801 California Street, Suite 400, Denver, Colorado 80202. The information provided in the table below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

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	Amount and Nature of Beneficial Ownership				Percent of Total Voting Power (%)

	Class A Shares		Class B Shares
Name of Beneficial Owner	(#)%		(#)%

Named Executive Officers and Directors:
Bryan Leach(1)	968,511	3.4%	2,318,424	73.9%	51.9%
Sunit Patel(2)	446,181	1.6%			*
Luke Swanson(3)	705,448	2.5%			*
Chris Jensen(4)	38,995	*			*
Stephen Bailey(5)	1,515	*			*
Amanda Baldwin(6)	32,900	*			*
Amit N. Doshi(7)	43,780	*			*
Thomas D. Lehrman(8)	273,957	1.0%			*
Valarie Sheppard(9)	32,900	*			*
Larry W. Sonsini(10)	93,336	*			*
All current directors and executive officers as a group (13 persons)(11)	2,600,099	9.0%	2,318,424	73.9%	53.4%
Greater than 5% shareholders
Clark Jermoluk Founders Fund I LLC(12)	5,987,991	21.8%			6.6%
KDT Ibotta Holdings, LLC(13)	4,389,129	16.0%			4.9%
Walmart Inc.(14)	3,502,879	11.3%			3.7%
Entities affiliated with D. E. Shaw(15)	2,750,235	10.0%			3.0%
Barclays Bank PLC(16)	1,665,829	6.1%			1.8%
The Vanguard Group(17)	1,555,965	5.7%			1.7%
Entities affiliated with Southpoint Capital Advisors LP(18)	1,400,000	5.1%			1.6%
_____________________
*Represents beneficial ownership or voting power of less than 1%.
1.Consists of (i) 30,995 shares of Class A common stock held directly by Mr. Leach, (ii) 2,318,424 shares of Class B common stock held directly by Mr. Leach, and (iii) 937,516 shares of Class A common stock subject to stock options exercisable within 60 days of March 15, 2025. Excludes the following shares of Class B common stock for the benefit of Mr. Leach’s family over which Mr. Leach has no shared voting or dispositive power: (i) 364,500 shares registered in the name of Elysian 2021 Legacy Trust u/a/d May 11, 2021, (ii) 364,500 shares registered in the name of Orion 2021 Legacy Trust u/a/d May 11, 2021, (iii) 45,000 shares registered in the name of Elysian 2024 GST Trust u/a/d March 20, 2024, and (iv) 45,000 shares registered in the name of Orion 2024 GST Trust u/a/d March 20, 2024.
2.Mr. Patel served as our Chief Financial Officer until March 14, 2025. Consists of (i) 426,181 shares of Class A common stock held directly by Mr. Patel and (ii) 20,000 shares of Class A common stock subject to stock options exercisable within 60 days of March 15, 2025.
3.Consists of (i) 114,318 shares of Class A common stock held directly by Mr. Swanson, (ii) 285,342 shares of Class A common held by Mr. Swanson’s spouse, (iii) 45,045 shares of Class A common held by Flat Tops Ventures, LLC, which is 1% owned by Mr. Swanson and 99% owned by the Swanson 2021 Irrevocable Trust for the benefit of Mr. Swanson’s children, and (iv) 260,743 shares of Class A common stock subject to stock options exercisable within 60 days of March 15, 2025. Excludes 206,000 shares of Class A common stock held by Flat Tops 2024 Trust, of which Mr. Swanson’s spouse is trustee and Mr. Swanson’s spouse and children are beneficiaries, over which Mr. Swanson has no shared voting or dispositive power.
4.Mr. Jensen served as our Chief Revenue Officer until July 19, 2024. Consists of 38,995 shares of Class A common stock held directly by Mr. Jensen.
5.Consists of 1,515 shares of Class A common stock subject to RSUs held by Mr. Bailey for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
6.Consists of (i) 31,385 shares of Class A common stock subject to stock options held by Ms. Baldwin, exercisable within 60 days of March 15, 2025 and (ii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
7.Consists of (i) 40,374 shares of Class A common stock held directly by Mr. Doshi, (ii) 1,891 shares of Class A common stock held by 101 Collective, LLC, whose interests are held by Mr. Doshi, his spouse, and a trust for Mr. Doshi’s children, and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.

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8.Consists of (i) 107,701 shares of Class A common stock held directly by Mr. Lehrman, (ii) 64,599 shares of Class A common stock held by Four Ways, LLC, of which Mr. Lehrman is a member and has voting and investment control, (iii) 100,142 shares of Class A common stock held by LFP 2, LLC, of which Mr. Lehrman is a member and has voting and investment control, and (iv) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
9.Consists of (i) 31,385 shares of Class A common stock subject to stock options held by Ms. Sheppard, exercisable within 60 days of March 15, 2025 and (ii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
10.Consists of (i) 90,252 shares of Class A common stock held directly by Mr. Sonsini, (ii) 1,569 shares of Class A common stock held by Mr. Sonsini’s spouse, and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
11.Includes (i) 1,304,042 shares of Class A common stock, (ii) 2,318,424 shares of Class B common stock, (iii) 1,492,967 shares of Class A common stock subject to options exercisable within 60 days of March 15, 2025, and (iv) 9,090 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 15, 2025.
12.Based on information reported by Clark Jermoluk Founders Fund I LLC (CJFF) on the Form 4 filed with the SEC on December 2, 2024. Consists of (i) 5,419,810 shares of Class A common stock held by CJFF, which is 95% owned by the JHC Family 2016 Trust (JHC Trust), an entity controlled by James H. Clark, and (ii) 568,181 shares of Class A common stock held by Monaco Partners, L.P., the general partner of which is Clark Ventures, which is wholly owned by the JHC Trust. The address of CJFF is c/o Louis M. Cohen, EisnerAmper Advisory Group, LLC, 505 S. Flager Drive, Suite 900, West Palm Beach, FL 33401.
13.Based on information reported by KDT Ibotta Holdings, LLC (KDT Ibotta) on Schedule 13G/A filed with the SEC on August 9, 2024. Consists of 4,389,129 shares of Class A common stock held directly by KDT Ibotta. The address of Koch Industries, Inc., which indirectly owns KDT Ibotta, is 4111 East 37th Street North, Wichita, KS 67220.
14.Based on information reported by Walmart Inc. (Walmart) on Schedule 13G filed with the SEC on October 16, 2024. Consists of 3,502,879 shares of Class A common stock subject to a warrant held by Walmart, exercisable within 60 days of March 15, 2025. The address of Walmart is 702 S.W. 8th Street, Bentonville, AR 72716.
15.Based on information reported by entities affiliated with D. E. Shaw (D. E. Shaw) on Schedule 13G/A filed with the SEC on September 30, 2024. Of the shares of Class A common stock beneficially owned, D. E. Shaw reported that it had sole voting and dispositive power with respect to zero shares, shared voting power with respect to 2,691,393 shares, and shared dispositive power with respect to 2,750,235 shares. The address of D. E. Shaw is Two Manhattan West, 375 Ninth Avenue, 52nd Floor, New York, NY 10001.
16.Based on information reported by Ramya Rao, Director of Barclays Bank PLC (Barclay’s Bank) on Schedule 13G filed with the SEC on November 13, 2024. Of the shares of Class A common stock beneficially owned, Ramya Rao reported that Barclay’s Bank had sole voting and dispositive power with respect to 1,659,215 shares and shared voting and dispositive power with respect to 6,614 shares. The address of Barclay’s Bank is 1 Churchill Place, London - E14 5HP.
17.Based on information reported by The Vanguard Group (Vanguard) on Schedule 13G filed with the SEC on January 30, 2025. Of the shares of Class A common stock beneficially owned, Vanguard reported that it had sole voting power with respect to zero shares, shared voting power with respect to 27,219 shares, sole dispositive power with respect to 1,522,524 shares, and shared dispositive power with respect to 33,441 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
18.Based on information reported by entities affiliated with Southpoint Capital Advisors LP (Southpoint) on Schedule 13G filed with the SEC on March 5, 2025. Of the shares of Class A common stock beneficially owned, Southpoint reported that it had sole voting and dispositive power with respect to zero shares and shared voting and dispositive power with respect to 1,400,000 shares. The address of Southpoint is 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036.

Ibotta, Inc.	41	2025 Proxy Statement

Certain Relationships, Related-Party, and Other Transactions
Policies and Procedures for Related-Party Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve all related-party transactions.
Under this policy, our Audit Committee will review the material facts of all related-party transactions and either approve, ratify, or disapprove of the entry into the transaction. In determining whether to approve or ratify any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction would affect the independence of any outside director, any conflict of interest with any of our executive officers or directors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, the extent of the related person’s interest in the transaction, and whether there are business reasons for the Company to enter into the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies, (ii) director compensation arrangements governed by our standard director compensation policies, (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, (iv) charitable contributions, grants, or endowments by us to a charitable organization, foundation, or university where the related person’s only relationship is as an employee (other than an executive officer), or director, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s total annual receipts, (v) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (vi) any indemnification or advancement of expenses made pursuant to our certificate of incorporation or bylaws or pursuant to any agreement. In addition to our policy, our Audit Committee charter provides that our Audit Committee shall review and oversee any related-party transactions.
Related-Party Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Initial Public Offering Matters
At our request, the underwriters in connection with our initial public offering reserved up to 5% of the shares offered for sale at the initial public offering price through a directed share program available to certain persons

Ibotta, Inc.	42	2025 Proxy Statement

identified by management, which included certain directors, officers, and employees, and their friends and family members.
In connection with our initial public offering, we entered into an exchange agreement with Bryan Leach and certain related entities, pursuant to which 3,668,427 shares of our Class A common stock beneficially owned by Mr. Leach and certain related entities were automatically exchanged for an equivalent number of shares of our Class B common stock immediately following the effectiveness of the amended and restated certificate of incorporation, which occurred prior to the completion of our initial public offering. In addition, pursuant to an Equity Exchange Right Agreement entered into between us and Mr. Leach, Mr. Leach has a right (but not an obligation) to require us to exchange, for Class B common stock, any shares of Class A common stock received as a result of the exercise, vesting, and/or settlement of options to purchase shares of Class A common stock and/or RSUs covering shares of Class A common stock. The Equity Exchange Right Agreement applies only to equity awards granted to Mr. Leach prior to the effectiveness of the filing of our amended and restated certificate of incorporation in connection with our initial public offering. As of March 15, 2025, the Equity Exchange Right Agreement covered 384,621 shares of restricted stock units and options to purchase 1,029,942 shares of Class A common stock.
Retention of Wilson Sonsini Goodrich & Rosati, P.C.
Larry W. Sonsini, a member of the Company’s Board of Directors, is a founding partner of the law firm Wilson Sonsini Goodrich and Rosati, Professional Corporation (Wilson Sonsini), which serves as outside corporate counsel to the Company. During the year ended December 31, 2024, the Company spent a total of $4,099,058 on services provided by Wilson Sonsini. Amounts payable to Wilson Sonsini were $394,510 as of December 31, 2024.
Convertible Notes
The Company issued convertible notes to certain investors on March 24, 2022. Convertible notes in the principal aggregate amount of $69.5 million were issued to KDT Ibotta Holdings, LLC, which, together with its affiliates (KDT), beneficially owns more than 5% of the Company's outstanding capital stock and was represented on the Company’s Board of Directors.
In addition, convertible notes in the principal aggregate amount of $0.1 million were issued to WS Investment Company LLC (2022A), which is affiliated with Wilson Sonsini and Larry Sonsini, who is a member of the Company's Board of Directors is a partner at Wilson Sonsini; $0.5 million were issued to David T. & Lynn J. Leach, Mr. Leach’s father and step-mother; and $0.5 million were issued to The Gaudiani Family Trust u/a 6/26/91, whose co-trustees are Mr. Leach’s mother-in-law and father-in-law.
Concurrently upon the closing of our initial public offering, the $75.1 million of convertible notes automatically converted into 1,177,087 shares of the Company’s Class A common stock. At the time of the closing of our initial public offering, KDT was no longer represented on the Company’s Board of Directors.
Shareholders’ Agreement
We were party to a shareholders’ agreement, as amended, with certain holders of our capital stock, including Clark Jermoluk Founders Fund I LLC and KDT Ibotta Holdings, LLC, who each beneficially own more than 5% of our outstanding capital stock, and certain of our executive officers and directors and their immediate family. Under the shareholders’ agreement, if we granted investors in a subsequent financing the right to cause us to register our securities with the SEC, we were required to provide such registration rights to certain holders of our securities. These registration rights terminated immediately prior to the closing of our initial public offering.
Agreements with Walmart
In May 2021, we entered into a Performance Network & Digital Item-Level Rebates Program Agreement (Walmart Program Agreement) and issued a common stock purchase warrant to Walmart (Walmart Warrant).

Ibotta, Inc.	43	2025 Proxy Statement

Walmart Program Agreement
On May 17, 2021, we entered into the Walmart Program Agreement with Walmart, who is currently a beneficial owner of more than 5% of our capital stock, that makes Ibotta the exclusive provider of digital manufacturer offer content for Walmart U.S., across all product categories, for online and offline shopping. The Walmart Program Agreement is a multi-year arrangement and automatically renews for successive 24-month periods unless either party provides notice of termination at least 180 days prior to the expiration of the applicable period. The Walmart Program Agreement can be terminated by Walmart with at least 270 days’ notice to us (provided that Walmart cannot replace us during the then-remaining term of the Walmart Program Agreement with a digital offers program created by Walmart or a third party), and may be terminated under certain circumstances including for material breach by either party.
Walmart Warrant
On May 17, 2021, we issued the Walmart Warrant to purchase up to 3,528,577 shares of our common stock, subject to a non-discretionary anti-dilution provision, at an exercise price of $70.12 per share, for an aggregate purchase price of approximately $247.4 million, provided that if our stock was priced in the initial public offering at less than $70.12 per share, the exercise price would be decreased to a price that is 10% below the price specified in the initial public offering. In accordance with the non-discretionary anti-dilution provision, prior to the consummation of the initial public offering, the number of shares exercisable increased by an amount equal to 12.4% of the total increase of the Company’s fully diluted capitalization since issuance. The Walmart Warrant shares increased by 592,457 shares to a new total of 4,121,034 shares.
Exercise of the right to purchase certain Walmart Warrant shares is subject to certain conditions, including the achievement of certain milestones and satisfaction of obligations of both parties, or (with respect to 1,648,413 of such shares after the anti-dilution adjustment) the passage of time after the achievement of certain milestones, subject to acceleration if certain operating goals are achieved. Failure to satisfy these conditions or termination of the Walmart Program Agreement would result in a decrease in the number of shares vesting under the Walmart Warrant. The Walmart Warrant contains customary provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the Walmart Warrant in the event of certain stock dividends, stock splits, reorganizations, recapitalizations, consolidations, mergers, or similar events affecting our existing common stock. As of December 31, 2024, 3,502,879 shares were exercisable pursuant to the terms of the Walmart Warrant.

Ibotta, Inc.	44	2025 Proxy Statement

Other Matters
Note About Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements relating to expectations concerning matters that are not historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements by our Founder, Chief Executive Officer, President, and Chairman, statements about our future financial performance, and statements about the capabilities of our technology. When words such as “believe,” “expect,” “anticipate,” “will,” “outlook,” or similar expressions are used, the Company is making forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give readers any assurance that such expectations will prove correct. These forward-looking statements involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond the control of the Company. These and other factors are disclosed in the Company’s reports filed from time to time with the SEC, available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. The Company does not intend to update any forward-looking statement contained in this proxy statement to reflect events or circumstances arising after the date hereof, except as required by law.
Use of Non-GAAP Financial Information
Included within this proxy statement are the non-GAAP financial measures of non-GAAP revenue, adjusted EBITDA, and adjusted EBITDA margin that supplement the condensed financial statements of the Company prepared under generally accepted accounting principles (GAAP). The non-GAAP financial information is presented for supplemental informational purposes only and is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Please see Appendix A for reconciliations of these non-GAAP financial measures to their nearest GAAP equivalents.
Non-GAAP revenue excludes a breakage benefit. Adjusted EBITDA is earnings before interest (income) expense, net, provision for (benefit from) income tax, and depreciation and amortization, and excludes stock-based compensation, change in fair value of derivative, loss on debt extinguishment, and other expense, net. Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percent of revenue.
The Company's management believes that these non-GAAP measures can assist investors in evaluating the Company's operational trends, financial performance, and cash-generating capacity. Management believes these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures versus their nearest GAAP equivalents. The Company’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. These non-GAAP measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but are included solely for informational and comparative purposes. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. In light of these limitations, management also reviews the specific items that are excluded from our non-GAAP measures, as well as trends in these items.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Ibotta, Inc.	45	2025 Proxy Statement

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2024, our executive officers, directors, and greater than 10% shareholders complied with the applicable SEC filing requirements, except that one Form 3 was filed late by Mr. Sonsini with respect to one transaction due to an inadvertent oversight of one of Mr. Sonsini’s indirect holdings, and one Form 3 was filed late by Walmart with respect to one transaction. In addition, Form 4 reports were filed late for Mr. Lehrman with respect to one transaction and Mr. El Tabib with respect to five transactions, each due to a technical issue where the Company’s broker did not timely notify the Company of the trades. Late Form 4s were filed for Mr. Sonsini with respect to one transaction due to an inadvertent oversight of one of Mr. Sonsini’s indirect holdings, and Clark Jermoluk Founders Fund I LLC with respect to one gift of shares.
Fiscal Year 2024 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.ibotta.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Ibotta, Inc., Attention: Secretary, 1801 California Street, Suite 400, Denver, Colorado 80202.
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Denver, Colorado
April 11, 2025

Ibotta, Inc.	46	2025 Proxy Statement

Appendix A
Reconciliation of GAAP to Non-GAAP Financial Measures

	Year ended December 31,
	2024	2023
	(in thousands)
Net income	$68,742	$38,117
Add (deduct):
Interest (income) expense, net	(9,414)	6,884
Depreciation and amortization	8,080	6,664
Stock-based compensation	76,216	20,168
Change in fair value of derivative	3,085	5,000
Loss on debt extinguishment	9,686	—
Provision for (benefit from) income taxes	(44,246)	5,934
Other expense, net	71	65
Adjusted EBITDA	$112,220	$82,832

Revenue	$367,254	$320,037
Breakage Benefit	—	(13,537)
Non-GAAP Revenue	$367,254	$306,500

Net income as a percent of revenue	19%	12%
Adjusted EBITDA margin	31%	26%
One-time Breakage Benefit: On the Company’s balance sheet, the Company has a user redemption liability balance that is an accumulation of direct-to-consumer redeemers’ account balances net of estimated breakage. Consumers’ accounts that have no activity for six months are considered inactive and charged a $3.99 per month maintenance fee (i.e., breakage) until the balance is reduced to zero or new activity ensues. Every month, the user redemption liability increases by the amount credited to D2C redeemers for redemptions and is offset by D2C redeemer cash outs, actual inactivity maintenance fees, and estimated breakage. The Company estimates breakage at the time of user redemption and reduces the user redemption liability accordingly. In 2023, the Company made an update to fix a software error to correctly charge maintenance fees to all inactive D2C redeemers on a go-forward basis. This change resulted in a short-term benefit to U.S. GAAP revenue in 2023. For the year ended December 31, 2023, the breakage benefit to revenue totaled $13.5 million. There was no breakage benefit associated with the year ended December 31, 2024.

Ibotta, Inc.	47	2025 Proxy Statement

ibotta inc

IBOTTA, INC.
1801 CALIFORNIA STREET, SUITE 400
DENVER, CO 80202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBTA2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V67831-P30207 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IBOTTA, INC.

The Board of Directors recommends you vote FOR proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Amanda Baldwin	☐	☐	☐
1b. Thomas D. Lehrman	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Ibotta, Inc.	49	2025 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V67832-P30207

IBOTTA, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 28, 2025 9:00 AM MT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Bryan Leach and David T. Shapiro, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of IBOTTA, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM MT, on May 28, 2025, virtually at www.virtualshareholdermeeting.com/IBTA2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Ibotta, Inc.	50	2025 Proxy Statement